Exhibit 99

                            [Henry Schein Letterhead]

                                      FOR:          Henry Schein, Inc.
                                      CONTACT:      Steven Paladino
                                                    Senior Vice President and
                                                    Chief Financial Officer
                                                    (516) 843-5500

                                                    Susan Vassallo
                                                    Manager, Investor
                                                    and Public Relations
                                                    (516) 843-5562
                                                    svassa@henryschein.com
FOR IMMEDIATE RELEASE
                                                    Investor Relations:
                                                    Robert P. Jones/Jill Ruja
                                                    Press:  Stacy Berns
                                                    Morgen-Walke Associates
                                                    (212) 850-5600



                HENRY SCHEIN, INC. AFFILIATE RESPONDS TO U.S. FDA


     Melville, NY -- January 11, 1999 -- Henry Schein, Inc. (Nasdaq:HSIC) announced today that Novocol Pharmaceutical of Canada, Ltd., (Novocol), an affiliated company in which it owns a non-controlling interest, has received a Warning Letter from the United States Food and Drug Administration (FDA) regarding Novocol's compliance with current Good Manufacturing Practices (cGMP's) of its dental anesthetic products. Henry Schein's equity in earnings of this unconsolidated affiliate is estimated at $1.6 million for 1998. In addition, these products represented $15 million of Henry Schein's estimated 1998 sales.

    In cooperation with the FDA, Novocol is conducting a voluntary recall of certain product batches and has temporarily suspended shipping these products to the United States. Additionally, at the request of the FDA, Novocol is reviewing all protocols and policies regarding the manufacturing of the anesthetic products and is working closely with the FDA to resolve these issues as quickly as possible. However, Novocol is unable at this time to estimate how long it will take to resolve these issues with the FDA.

     Henry Schein, Inc. is the largest distributor of healthcare products and services to officebased healthcare practitioners, including dental practices and laboratories, physician practices and veterinary clinics. The Company, recognized for its excellent customer service and low prices, serves more than 250,000 customers worldwide. Henry Schein's world headquarters are in Melville, N.Y. For more information, visit the Henry Schein website at http://www.henryschein.com.

    Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.

                                       ###